Exhibit 99.1

Contact:	David Young	Harriet Fried
	TESSCO Technologies Incorporated	Lippert/Heilshorn & Associates
	Chief Financial Officer	212-838-3777
	(410) 229-1380	hfried@lhai.com
young@tessco.com

TESSCO EPS Grows 43% to Record $1.26 for Fiscal Year 2009;

Fourth-Quarter EPS $0.16

•                  4Q09 and FY09 operating cash flow rise 79% and 264%, respectively

•                  Inventory decreases 29% since December

•                  No outstanding balance on revolving credit facility

•                  4Q09 and FY09 gross margin increase 460 and 270 basis points, respectively

•                  FY09 EBITDA per share* grows 29% to $3.06

HUNT VALLEY, Md., April 30, 2009 -  TESSCO Technologies Incorporated (Nasdaq:TESS), a leading provider of the product and supply chain solutions needed to build, operate and use wireless networks and systems, today announced its results for the fiscal fourth quarter and year ended March 29, 2009.

Revenues for the fourth quarter of fiscal 2009 totaled $98.2 million compared to $128.3 million in the 2008 fourth quarter.  Gross profit for the 2009 fourth quarter was $27.4 million, or 27.8% of revenue, compared to $29.7 million, or 23.2% of revenue, in the prior-year period.  The company reported net income of $0.8 million, or $0.16 per diluted share in the fourth quarter of fiscal 2009, compared to $1.7 million, or $0.32 per diluted share, in the prior-year quarter.

Revenues for the 2009 fiscal year totaled $483.0 million compared to $521.0 million in the 2008 fiscal year.  Gross profit for 2009 was $121.9 million, or 25.2% of revenue, compared to $117.0 million, or 22.5% of revenue, in the prior year.  For 2009, the company reported net income of $6.3 million, or $1.26 per diluted share, compared to net income of $4.8 million, or $0.88 per diluted share, in the prior year.

“We brought our 2009 fiscal year to a successful close, achieving record earnings per share of $1.26 despite very difficult economic and market conditions in the second half of the year.  Our fourth-quarter results demonstrate the success of our initiatives to increase the value delivery to our customers and manufacturers, and to improve the productivity of every aspect of TESSCO’s business,” said Chairman, President and CEO Robert B. Barnhill.

“Our working capital management plan proved particularly effective in the fourth quarter.  Compared to the third quarter, operating cash flow nearly doubled as we maintained strong cash collections and reduced inventory substantially while maintaining excellent service levels to our customers.  We also completely paid down our revolving line of credit and reduced accounts payable by $11.0 million during the fourth quarter.  For the year, net cash provided by operating activities rose to $15.2 million from $4.2 million in fiscal 2008.

Mr. Barnhill continued, “We are optimistic about TESSCO’s prospects despite today’s still-difficult economy.  Wireless broadband networks, services and devices continue to proliferate as more and more technologies and applications become available.  Today, TESSCO supports a wide array of public and private wireless systems, including cellular, two-way radio, WLAN, WiMAX, security and surveillance, and data collection. These networks and devices extend far beyond the traditional telecommunications industries, and we expect to participate in the upcoming expansive rural broadband and smart grid utility programs.  TESSCO’s value proposition of delivering a broad and diverse offering — wherever and whenever required — resonates with the vast and diverse base of customers that build, operate and use these systems.

“Our guiding principles for fiscal 2010 are to increase our share of our customers’ business and to expand our number of customers and markets to drive revenue growth despite the recessionary environment and emerge with a new level of success and market dominance when the economy recovers.  In February 2009, we rolled out the Power of One — Consolidate Your Purchases and Lower Your Total Cost program to aggressively communicate our value proposition of lowering customers’ total costs and streamlining their supply chain process by consolidating their purchases with TESSCO.  To date, nearly 23,000 customers have indicated their commitment to expand their relationship with TESSCO by enrolling in the program. As the next step, we are now in the process of targeting for enrollment new prospective customers in all of our served markets. Our guarantees of product availability and complete, on-time delivery are the important differentiators that are expected to drive top line growth.

“To achieve our goals, our focus is on saving our customers time and money, expanding our product-solution offering, and improving our productivity and cash flow.  Our business outlook outlined below reflects our commitment to leverage our successes and strengths, and our confidence in our ability to execute our plan, even in the expected continuing difficult economic environment.”

Business Outlook

Based upon an acceleration of revenues throughout the fourth quarter and April’s improved results as compared with January’s, we believe TESSCO is earning more of our customers’ purchases in our core markets.  In the fourth quarter, our core non-concentrated business (i.e., total revenue excluding our tier one carrier and large repair and replacement parts relationship) accounted for 79% of our revenues, and we believe this business will continue to grow throughout fiscal 2010; however, the concentrated business is less predictable.

Considering these trends and variables, TESSCO management anticipates that earnings will be in the range of $1.00 to $1.40 for the fiscal year ending in March 2010. This wide range reflects the possibility of improving market conditions and faster execution of the growth and productivity initiatives we are now implementing.

In fiscal 2010, we also expect to:

•                  Grow the average number of monthly buying customers by at least 5% from the fiscal 2009 average of approximately 12,100 per month.

•                  Increase the average number of product categories purchased per customer.  The current average is approximately three out of 27 total categories.

•                  Grow our core non-concentrated revenues faster than our concentrated revenues, thereby reducing concentration.

•                  Generate cash by maintaining a free cash flow* (cash provided by operating activities less acquisition of property and equipment) to net income ratio greater than 1:1.

Forecasting future results is inherently difficult for any business and actual results may differ materially from those forecasted.  Moreover, the nature of our business is that TESSCO typically ships products within several days after booking orders; the lack of an order backlog makes it even more difficult to forecast future results.

Stock Buyback Program

During the fourth quarter of fiscal 2009, the company repurchased 29,631 shares of common stock under its existing buyback program. As of March 29, 2009, up to 84,439 shares remained available under this program for repurchase in the open market, by block purchase, or through negotiated transactions, or possibly other transactions managed by broker-dealers. Purchases are funded from working capital and/or our revolving line of credit facility. No timetable has been set for the completion of the program.

Fourth-Quarter and Year-End-2009 Conference Call

TESSCO will hold a conference call to discuss its 2009 fiscal fourth-quarter and year-end results on Friday, May 1, 2009 at 10:00 a.m. ET.  To participate in the live call by telephone, dial 888.713.4215 and reference conference ID #37195531.  A live webcast of the conference call will also be available at: http://www.tessco.com/go/pressroom.

For those who cannot listen to the live broadcast, the webcast will be available on TESSCO’s website until August 1, 2009.  A telephone replay of the call will also be available beginning at approximately 1:00 p.m. ET on May 1 until 5:00 p.m. ET on May 8, 2009. To listen to the telephone replay, dial 888.286.8010 and enter conference ID #75363963.

*Non-GAAP Information

EBITDA, a measure used by management to evaluate its ongoing operations and as an indicator of its operating cash flow (in conjunction with its cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges) is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  EBITDA per diluted share is also a non-GAAP calculation defined as EBITDA divided by the Company’s diluted weighted average shares outstanding.  Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company’s debt instruments. The definition of EBITDA as used in the Company’s debt instruments is further adjusted for certain cash and non-cash charges/credits, including stock compensation expense, and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt.

A reconciliation of the Company’s non-GAAP to GAAP results is included as an exhibit to this release.

Free cash flow is a non-GAAP financial measure which we define as cash flow provided by operations less acquisitions of property and equipment. The most directly comparable GAAP measure is cash flow provided by operations. We use free cash flow to evaluate financial performance and in strategic planning, specifically, for investing and financing decisions. We believe free cash flow is a useful measure because it reflects the performance of overall operations more accurately than cash flow provided by operations and because it provides investors with the same results that we used as the basis for making decisions about the business. Free cash flow is not an indicator of residual cash available for discretionary spending because it does not take into account mandatory debt service or other non-discretionary spending requirements which are not deducted in the calculation of free cash flow. We take these limitations into account when using free cash flow to make investing and financing decisions.  In the event that we disclose the actual measurement of free cash flow in future releases, we expect to provide a reconciliation of free cash flow to cash flow from operations.

About TESSCO

TESSCO Technologies provides the full range of product and supply chain solutions needed to build, operate and use mobile, fixed and in-building wireless systems.  As Your Total Source® provider of mobile devices and accessories, mobile and fixed-wireless network infrastructure products, and installation, test and maintenance equipment and supplies, TESSCO guarantees its customers on-time, complete availability while streamlining their supply chain process and lowering inventories and total costs. To learn more, please visit www.tessco.com.

Forward-Looking Statements

This press release, including the statements of Robert Barnhill and the discussion under the heading “Business Outlook”, contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results.  Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners which are typically terminable by either party upon several months notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless service carriers and others within the wireless communications industry; the strength of the customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers’ ability to fund or pay for the purchase of our products and services, including credit risk; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; failure of our information technology system or distribution system; technology changes in the wireless communications industry, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; our inability to protect certain intellectual property, including systems and technologies on which we rely; and our inability to hire or retain for any reason our key professionals, management and staff.

TESSCO Technologies Incorporated

Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Fiscal Year Ended
	March 29, 2009	December 28, 2008	March 30, 2008	March 29, 2009	March 30, 2008

Revenues	$98,221,900	$118,943,300	$128,287,800	$483,007,200	$520,968,200
Cost of goods sold	70,870,600	89,675,900	98,542,400	361,155,000	403,978,800
Gross profit	27,351,300	29,267,400	29,745,400	121,852,200	116,989,400
Selling, general and administrative expenses	25,995,600	26,868,200	27,137,900	110,656,400	108,875,700
Income from operations	1,355,700	2,399,200	2,607,500	11,195,800	8,113,700
Interest expense, net	147,900	213,700	236,300	664,300	574,100
Income before provision for income taxes	1,207,800	2,185,500	2,371,200	10,531,500	7,539,600
Provision for income taxes	422,600	944,100	669,200	4,203,500	2,720,900
Net income	$785,200	$1,241,400	$1,702,000	$6,328,000	$4,818,700

Basic earnings per share	$0.17	$0.26	$0.33	$1.30	$0.92
Diluted earnings per share	$0.16	$0.25	$0.32	$1.26	$0.88
Basic weighted average shares outstanding	4,699,500	4,743,300	5,155,600	4,883,500	5,264,100
Diluted weighted average shares outstanding	4,887,100	4,871,900	5,374,300	5,035,500	5,463,400

TESSCO Technologies Incorporated

Consolidated Balance Sheets (Unaudited)

	March 29, 2009	March 30, 2008

ASSETS
Current Assets:
Cash and cash equivalents	$599,800	$2,086,200
Trade accounts receivable, net	44,601,300	55,698,600
Product inventory	36,540,400	49,057,300
Deferred tax assets	4,366,700	4,048,800
Prepaid expenses and other current assets	2,168,500	1,827,500
Total current assets	88,276,700	112,718,400

Property and equipment, net	21,566,900	22,233,600
Goodwill, net	6,550,700	6,310,100
Other long-term assets	2,258,300	2,536,500
Total assets	$118,652,600	$143,798,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$40,481,600	$64,433,400
Payroll, benefits and taxes	6,494,400	3,014,400
Income and sales tax liabilities	2,908,400	3,588,700
Accrued expenses and other current liabilities	1,405,900	1,253,600
Revolving line of credit	—	3,353,500
Current portion of long-term debt	361,400	360,400
Total current liabilities	51,651,700	76,004,000

Deferred tax liabilities	2,416,000	2,189,300
Long-term debt, net of current portion	3,481,700	3,842,600
Other long-term liabilities	937,000	1,611,100
Total liabilities	58,486,400	83,647,000

Shareholders’ Equity:
Preferred stock	—	—
Common stock	80,100	78,200
Additional paid-in capital	34,503,700	32,087,400
Treasury stock, at cost	(42,155,700)	(33,454,300)
Retained earnings	67,880,900	61,552,900
Accumulated other comprehensive (loss)	(142,800)	(112,600)
Total shareholders’ equity	60,166,200	60,151,600

Total liabilities and shareholder’s equity	$118,652,600	$143,798,600

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation
and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Fiscal Year Ended
	March 29, 2009	December 28, 2008	March 30, 2008	March 29, 2009	March 30, 2008
Net income	$785,200	$1,241,400	$1,702,000	$6,328,000	$4,818,700
Add:
Provision for income taxes	422,600	944,100	669,200	4,203,500	2,720,900
Interest expense, net	147,900	213,700	236,300	664,300	574,100
Depreciation and amortization	1,053,400	1,024,300	1,176,900	4,218,300	4,814,300
EBITDA	$2,409,100	$3,423,500	$3,784,400	$15,414,100	$12,928,000
EBITDA per diluted share	$0.49	$0.70	$0.70	$3.06	$2.37
Diluted weighted average shares outstanding	4,887,100	4,871,900	5,374,300	5,035,500	5,463,400

TESSCO Technologies Incorporated

Supplemental Revenue and Gross Profit Results Summary (Unaudited)

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Quarter Ended March 29, 2009:
Commercial/Government Revenue:
Public Carriers and Network Operators	$11,045	$439	$2,741	$14,225
Resellers	15,881	40,681	2,248	58,810
Users and Governments	11,882	3,059	7,496	22,437
Total Commercial/Government Revenue	38,808	44,179	12,485	95,472
Consumer Revenue	—	2,750	—	2,750
Total Revenue	$38,808	$46,929	$12,485	$98,222

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$2,789	$127	$662	$3,578
Resellers	4,931	10,514	578	16,023
Users and Governments	3,558	1,008	2,195	6,761
Total Commercial/Government Gross Profit	11,278	11,649	3,435	26,362
Consumer Gross Profit	—	989	—	989
Total Gross Profit	$11,278	$12,638	$3,435	$27,351

Change from the Quarter Ended March 30, 2008:
Commercial/Government Revenue:
Public Carriers and Network Operators	7.2%	(15.1)%	(21.0)%	(0.4)%
Resellers	(6.0)%	(35.1)%	(12.4)%	(28.4)%
Users and Governments	(3.0)%	(16.4)%	(44.9)%	(24.0)%
Total Commercial/Government Revenue	(1.6)%	(33.9)%	(36.5)%	(24.2)%
Consumer Revenue	—	15.9%	—	15.9%
Total Revenue	(1.6)%	(32.2)%	(36.5)%	(23.4)%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	4.8%	(21.6)%	(27.7)%	(4.3)%
Resellers	10.6%	(15.3)%	(35.0)%	(9.8)%
Users and Governments	3.8%	(14.7)%	(20.2)%	(8.2)%
Total Commercial/Government Gross Profit	6.9%	(15.3)%	(24.6)%	(8.7)%
Consumer Gross Profit	—	11.8%	—	11.8%
Total Gross Profit	6.9%	(13.7)%	(24.6)%	(8.0)%

Change from the Quarter Ended December 28, 2008:
Commercial/Government Revenue:
Public Carriers and Network Operators	(2.6)%	(17.9)%	(10.8)%	(4.8)%
Resellers	(11.7)%	(16.0)%	(9.8)%	(14.6)%
Users and Governments	(16.9)%	(18.4)%	(47.9)%	(30.8)%
Total Commercial/Government Revenue	(11.0)%	(16.2)%	(37.4)%	(17.9)%
Consumer Revenue	—	3.6%	—	3.6%
Total Revenue	(11.0)%	(15.2)%	(37.4)%	(17.4)%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(0.9)%	(8.6)%	(3.6)%	(1.7)%
Resellers	0.5%	(4.2)%	(11.9)%	(3.1)%
Users and Governments	(4.8)%	(6.3)%	(35.9)%	(17.9)%
Total Commercial/Government Gross Profit	(1.6)%	(4.4)%	(28.0)%	(7.2)%
Consumer Gross Profit	—	15.9%	—	15.9%
Total Gross Profit	(1.6)%	(3.1)%	(28.0)%	(6.5)%

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Fiscal Year Ended March 29, 2009:
Commercial/Government Revenue:
Public Carriers and Network Operators	$46,591	$2,094	$12,874	$61,559
Resellers	72,952	205,867	9,476	288,295
Users and Governments	53,445	14,334	54,173	121,952
Total Commercial/Government Revenue	172,988	222,295	76,523	471,806
Consumer Revenue	—	11,201	—	11,201
Total Revenue	$172,988	$233,496	$76,523	$483,007

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$11,912	$596	$2,973	$15,481
Resellers	20,583	47,573	2,466	70,622
Users and Governments	14,861	4,564	12,445	31,870
Total Commercial/Government Gross Profit	47,356	52,733	17,884	117,973
Consumer Gross Profit	—	3,879	—	3,879
Total Gross Profit	$47,356	$56,612	$17,884	$121,852

Change from Fiscal Year Ended March 30, 2008:
Commercial/Government Revenue:
Public Carriers and Network Operators	(0.8)%	(4.5)%	(2.5)%	(1.3)%
Resellers	4.5%	(15.5)%	(0.8)%	(10.7)%
Users and Governments	8.2%	4.3%	(13.4)%	(3.0)%
Total Commercial/Government Revenue	4.1%	(14.3)%	(10.3)%	(7.7)%
Consumer Revenue	—	12.2%	—	12.2%
Total Revenue	4.1%	(13.4)%	(10.3)%	(7.3)%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	4.6%	(5.8)%	(8.5)%	1.4%
Resellers	13.6%	1.3%	(18.6)%	3.7%
Users and Governments	16.3%	5.7%	(2.8)%	6.6%
Total Commercial/Government Gross Profit	12.0%	1.5%	(6.2)%	4.1%
Consumer Gross Profit	—	5.0%	—	5.0%
Total Gross Profit	12.0%	1.8%	(6.2)%	4.2%

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